As filed with the Securities and Exchange Commission on February 11, 2000
                           Registration No. 333-30272

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           The Securities Act of 1933
                                   ----------

                             BLACK HILLS CORPORATION
             (exact name of registrant as specified in its charter)
      South Dakota                                   46-0458824
 (State of Incorporation)                   (IRS Employer Identification No.)
                         625 Ninth Street, P.O. Box 1400
                         Rapid City, South Dakota 57709
                    (address of principal executive offices)

                    Registrant's telephone number, including
                            area code: (605) 721-1700
                                   ----------

           BLACK HILLS CORPORATION'S SHORT-TERM ANNUAL INCENTIVE PLAN
                            (Full title of the plan)
                                   ----------

                                ROXANN R. BASHAM
               Vice President - Controller and Corporate Secretary
                             Black Hills Corporation
                625 Ninth Street, Rapid City, South Dakota 57701
                     (Name and address of agent for service)
                                   ----------

                      It is respectfully requested that the
                      Commission send signed copies of all
                     notices, orders and communications to:

                              JOHN K. NOONEY, Esq.
                        Morrill Thomas Nooney & Braun LLP
                625 Ninth Street, Rapid City, South Dakota 57701

----------------------------------

Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), Black Hills Corporation (formerly Black Hills Holding Corporation), a South Dakota corporation, as successor issuer to Black Hills Power, Inc. (formerly Black Hills Corporation), a South Dakota corporation, hereby adopts this registration statement, as amended, for all purposes under the Securities Act and Securities Exchange Act of 1934, as amended. See "Description of the Transaction" herein.

                         DESCRIPTION OF THE TRANSACTION

         This Amendment is being filed in connection with a corporate restructuring of Black Hills Power, Inc. (formerly Black Hills Corporation), a South Dakota corporation ("Black Hills Power"). The objective of such restructuring is to have Black Hills Power become a separate, wholly-owned subsidiary of Black Hills Corporation (formerly Black Hills Holding Corporation) ("Registrant"), a South Dakota corporation, the new parent holding company, with the present holders of the common stock of Black Hills Power becoming holders of the common stock of Registrant. At their annual meeting on June 20, 2000, the shareholders of Black Hills Power approved the formation of the holding company structure and the "Plan of Exchange"

         On December 22, 2000, Articles of Exchange were filed with the South Dakota Secretary of State, whereupon the holders of Black Hills Power common stock became the holders of the common shares of Black Hills Corporation and Black Hills Corporation became the sole holder of Black Hills Power common stock. Accordingly, all shares of common stock offered under the Short-Term Annual Incentive Plan will be common shares of Black Hills Corporation, not shares of Black Hills Power.

         Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), Black Hills Corporation, as successor issuer to Black Hills Power under the Plan of Exchange, hereby adopts, as of January 2, 2001, Black Hills Power's Registration Statement on Form S-8, as amended (Registration No. 333-30272), which Registration Statement is applicable to shares of common shares of Black Hills Corporation issueable under the Short-Term Annual Incentive Plan, as the Registration Statement of Black Hills Corporation for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         (a) Black Hills Corporation: The following documents, which have been filed by the Registrant with the Securities and Exchange Commission pursuant to the Exchange Act, are incorporated by reference herein and shall be deemed a part hereof:

          (i)  Form S-4 filed December 22, 2000.

          (ii) Description of Common Shares included in the Registration Statement on Form S-4 filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

         (b) Black Hills Power: The following documents, which have been filed by Black Hills Power with the Securities and Exchange Commission pursuant to the Exchange Act (File No. 1-7978, are incorporated by reference herein and shall be deemed a part hereof:

          (i) Annual Report on Form-10K, as amended, for the fiscal year ended December 31, 1999.

          (ii) Any reports filed by Black Hills Power with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report listed in
               (b)(i) above.

          (iii)All documents subsequently filed by Black Hills Power or the Short-Term Annual Incentive Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters those securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICER

         Section 47-5-27 of the South Dakota Codified Laws provide generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The Bylaws of the Registrant provide that, with respect to actions, suits or proceedings other than by or in the right of the Registrant, the Registrant shall indemnify an officer or director against liability incurred by such person as authorized under the South Dakota Codified Laws. With respect to actions or suits by or in the right of the Registrant, the Bylaws of the Registrant provide that the Registrant shall indemnify any officer or director for any action or proceeding he is made a party to by reason of the fact that he is or was a director or officer of the Registrant, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action or suit, if he acted in good faith and in a manner he reasonably believed to be within the scope of his authority and in, or not opposed to, the best interests of the Registrant, except for those claims, issues or matters as to which such officer or director shall have been adjudged to be liable to the Registrant, unless such indemnification is deemed proper by a court. In addition, the Registrant has entered into specific agreements with the directors and officers of the Registrant providing for indemnification of such persons under certain circumstances.

         The Registrant's Articles of Incorporation also eliminate the liability of the Registrant's directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (a) for any breach of the director's duty of loyalty to the registrant or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any violation of Sections 47-5-15 to 47-5-19, inclusive, of the South Dakota Codified Laws, which relates in part to certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derived an improper personal benefit.

         The Registrant carries directors' and officers' liability insurance to insure its directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  EXHIBITS

     *4.1 Articles of Incorporation (Exhibit 3.3 to Registrant's Registration Statement on Form S-4 (No. 333-52664)).

     *4.2 Articles of Amendment to the Articles of Incorporation (Exhibit 3.2 to the Report on Form 8-K dated December 22, 2000).

     *4.3 Bylaws (Exhibit 3.4 to Registrant's Registration Statement on Form S-4 (No. 333-52664)).

     23 Consent of Independent Public Accountants


Item 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota, on the 2nd day of January, 2001.

                                     BLACK HILLS CORPORATION

                                     By  /S/MARK T. THIES
                                     Mark T. Thies, Sr. Vice President & CFO

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                  Title                        Date

/S/DANIEL P. LANDGUTH         Principal Executive            January 2, 2001
Daniel P. Landguth,           Officer and Director
Chairman and President

/S/MARK T. THIES              Principal Financial Officer    January 2, 2001
Mark T. Thies,
Sr. Vice President & CFO

/S/ROXANN R. BASHAM           Principal Accounting Officer   January 2, 2001
Roxann R. Basham,
Vice President - Controller

ADIL M. AMEER                 Director                       January 2, 2001
Adil M. Ameer

BRUCE B. BRUNDAGE             Director                       January 2, 2001
Bruce B. Brundage

DAVID C. EBERTZ               Director                       January 2, 2001
David C. Ebertz

GERALD R. FORSYTHE            Director                       January 2, 2001
Gerald R. Forsythe

JOHN R. HOWARD                Director                       January 2, 2001
John R. Howard

EVERETT E. HOYT               Director                       January 2, 2001
Everett E. Hoyt

KAY S. JORGENSEN              Director                       January 2, 2001
Kay S. Jorgensen

DAVID S. MANEY                Director                       January 2, 2001
David S. Maney

THOMAS J. ZELLER              Director                       January 2, 2001
Thomas J. Zeller